Exhibit 99.1
FOR IMMEDIATE RELEASE

O'REILLY AUTOMOTIVE, INC. REPORTS SECOND QUARTER 2015 RESULTS

•	Second quarter comparable store sales increase of 7.2%

•	20% increase in second quarter diluted earnings per share to $2.29

•	Record second quarter operating margin of 19.0%

Springfield, MO, July 29, 2015 – O'Reilly Automotive, Inc. (the "Company" or "O'Reilly") (Nasdaq: ORLY), a leading retailer in the automotive aftermarket industry, today announced record revenues and earnings for its second quarter ended June 30, 2015.

2nd Quarter Financial Results
Sales for the second quarter ended June 30, 2015, increased $188 million, or 10%, to $2.04 billion from $1.85 billion for the same period one year ago. Gross profit for the second quarter increased to $1.06 billion (or 52.0% of sales) from $951 million (or 51.5% of sales) for the same period one year ago, representing an increase of 11%. Selling, general and administrative expenses ("SG&A") for the second quarter increased to $673 million (or 33.1% of sales) from $614 million (or 33.3% of sales) for the same period one year ago, representing an increase of 10%. Operating income for the second quarter increased to $386 million (or 19.0% of sales) from $336 million (or 18.2% of sales) for the same period one year ago, representing an increase of 15%.

Net income for the second quarter ended June 30, 2015, increased $28 million, or 14%, to $234 million (or 11.5% of sales) from $206 million (or 11.1% of sales) for the same period one year ago. Diluted earnings per common share for the second quarter increased 20% to $2.29 on 102 million shares versus $1.91 on 108 million shares for the same period one year ago.

Greg Henslee, O'Reilly's President and CEO commented, "We are very pleased to report another record breaking quarter. Our strong results are highlighted by an industry-leading 7.2% increase in comparable store sales, which mirrors the strong 7.2% increase we generated in the first quarter of the year. Our Team's focus on providing consistently high levels of service to our customers continues to drive our strong top-line performance, and I would like to thank each of them for their contributions to our ongoing success."

Mr. Henslee continued, "Team O'Reilly's unwavering commitment to profitable, sustainable growth translated our very strong sales results into a record second quarter operating margin of 19.0% and drove a 20% increase in second quarter diluted earnings per share to $2.29, representing our 26th consecutive quarter of dilutive earnings per share growth greater than 15%. We achieved these record breaking results despite recording a $19 million charge during the quarter as the result of an adverse verdict and associated costs of litigation arising from a dispute with a former service provider. This unusual charge, which is unrelated to our second quarter operations, decreased our second quarter operating margin by 93 basis points."

Year-to-Date Financial Results
Sales for the first six months of 2015 increased $362 million, or 10%, to $3.94 billion from $3.58 billion for the same period one year ago. Gross profit for the first six months of 2015 increased to $2.05 billion (or 52.0% of sales) from $1.83 billion (or 51.1% of sales) for the same period one year ago, representing an increase of 12%. SG&A for the first six months of 2015 increased to $1.31 billion (or 33.3% of sales) from $1.20 billion (or 33.7% of sales) for the same period one year ago, representing an increase of 9%. Operating income for the first six months of 2015 increased to $736 million (or 18.7% of sales) from $624 million (or 17.4% of sales) for the same period one year ago, representing an increase of 18%.

Net income for the first six months of 2015 increased $67 million, or 18%, to $446 million (or 11.3% of sales) from $380 million (or 10.6% of sales) for the same period one year ago. Diluted earnings per common share for the first six months of 2015 increased 24% to $4.35 on 103 million shares versus $3.52 on 108 million shares for the same period one year ago.

Mr. Henslee added, "During the first half of the year, we opened 99 net, new stores across the country and we are on track to meet our goal of 205 net, new store openings for the year. We continue to be pleased with the success of our new store openings as we expand the O'Reilly brand in existing markets and establish ourselves in new markets. As we look ahead into the second half of the year, we believe the long-term drivers for demand in our industry are intact, but more importantly, we are very confident in our ability to consistently execute our proven dual market strategy, supported by our dedicated and hardworking team. The third quarter is off to a good start; however, we anniversary our very strong 6.2% comparable store sales results from the third quarter of 2014, and based on these compares, we are establishing third quarter comparable store sales guidance at a range of 3% to 5%. Driven by our strong first half performance, we are increasing our full year comparable store sales guidance to a range of 4% to 6%. I would once again like to thank our over 71,000 Team Members for their hard work and commitment to providing exceptional service to every customer who depends on O'Reilly for their automotive care needs."

Share Repurchase Program
During the second quarter ended June 30, 2015, the Company repurchased 2.0 million shares of its common stock, at an average price per share of $221.50, for a total investment of $440 million. During the first six months of 2015, the Company repurchased 2.6 million shares of its common stock, at an average price per share of $218.05, for a total investment of $575 million. Subsequent to the end of the second quarter and through the date of this release, the Company repurchased an additional 0.2 million shares of its common stock, at an average price per share of $231.08, for a total investment of $55 million. The Company has repurchased a total of 49.2 million shares of its common stock under its share repurchase program since the inception of the program in January of 2011 and through the date of this release, at an average price of $98.54, for a total aggregate investment of $4.85 billion. As of the date of this release, the Company had approximately $649 million remaining under its current share repurchase authorizations.

2nd Quarter Comparable Store Sales Results
Comparable store sales are calculated based on the change in sales for stores open at least one year and exclude sales of specialty machinery, sales to independent parts stores and sales to Team Members. Comparable store sales increased 7.2% for the second quarter ended June 30, 2015, versus 5.1% for the same period one year ago. Comparable store sales increased 7.2% for the first six months of 2015, versus 5.7% for the same period one year ago.

3rd Quarter and Updated Full-Year 2015 Guidance
The table below outlines the Company's guidance for selected third quarter and updated full-year 2015 financial data:

	For the Three Months Ending	For the Year Ending
	September 30, 2015	December 31, 2015
Comparable store sales	3.0% to 5.0%	4.0% to 6.0%
Total revenue		$7.75 billion to $7.85 billion
Gross profit as a percentage of sales		51.8% to 52.2%
Operating income as a percentage of sales		18.3% to 18.7%
Diluted earnings per share (1)	$2.29 to $2.33	$8.59 to $8.69
Capital expenditures		$400 million to $430 million
Free cash flow (2)		$725 million to $775 million

(1)	Weighted-average shares outstanding, assuming dilution, used in the denominator of this calculation, includes share repurchases made by the Company through the date of this release.
(2)	Calculated as net cash provided by operating activities less capital expenditures for the period.

Non-GAAP Information
This release contains certain financial information not derived in accordance with United States generally accepted accounting principles ("GAAP"). These items include adjusted debt to earnings before interest, taxes, depreciation, amortization, share-based compensation and rent ("EBITDAR") and free cash flow. The Company does not, nor does it suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. The Company believes that the presentation of adjusted debt to EBITDAR and free cash flow provide meaningful supplemental information to both management and investors that is indicative of the Company's core operations. The Company has included a reconciliation of this additional information to the most comparable GAAP measure in the selected financial information below.

Earnings Conference Call Information
The Company will host a conference call on Thursday, July 30, 2015, at 10:00 a.m. central time to discuss its results as well as future expectations. Investors may listen to the conference call live on the Company's website at www.oreillyauto.com by clicking on "Investor Relations" and then "News Room." Interested analysts are invited to join the call. The dial-in number for the call is (847) 585-4405; the conference call identification number is 40041445. A replay of the conference call will be available on the Company's website through July 29, 2016.

About O'Reilly Automotive, Inc.
O'Reilly Automotive, Inc. was founded in 1957 by the O'Reilly family and is one of the largest specialty retailers of automotive aftermarket parts, tools, supplies, equipment and accessories in the United States, serving both the do-it-yourself and professional service provider markets. Visit the Company's website at www.oreillyauto.com for additional information about O'Reilly, including access to online shopping and current promotions, store locations, hours and services, employment opportunities and other programs. As of June 30, 2015, the Company operated 4,465 stores in 43 states.

Forward-Looking Statements
The Company claims the protection of the safe-harbor for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as "estimate," "may," "could," "will," "believe," "expect," "would," "consider," "should," "anticipate," "project," "plan," "intend" or similar words. In addition, statements contained within this press release that are not historical facts are forward-looking statements, such as statements discussing, among other things, expected growth, store development, integration and expansion strategy, business strategies, future revenues and future performance. These forward-looking statements are based on estimates, projections, beliefs and assumptions and are not guarantees of future events and results. Such statements are subject to risks, uncertainties and assumptions, including, but not limited to, the economy in general, inflation, product demand, the market for auto parts, competition, weather, risks associated with the performance of acquired businesses, our ability to hire and retain qualified employees, consumer debt levels, our increased debt levels, credit ratings on public debt, governmental regulations, terrorist activities, war and the threat of war. Actual results may materially differ from anticipated results described or implied in these forward-looking statements. Please refer to the "Risk Factors" section of the annual report on Form 10-K for the year ended December 31, 2014, for additional factors that could materially affect the Company's financial performance. Forward-looking statements speak only as of the date they were made and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

For further information contact:	Investor & Media Contact
Mark Merz (417) 829-5878

O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	June 30, 2015	June 30, 2014	December 31, 2014
	(Unaudited)	(Unaudited)	(Note)
Assets
Current assets:
Cash and cash equivalents	$260,042	$453,431	$250,560
Accounts receivable, net	175,289	156,605	143,900
Amounts receivable from suppliers	75,017	60,615	69,311
Inventory	2,560,975	2,462,781	2,554,789
Other current assets	37,710	38,535	48,418
Total current assets	3,109,033	3,171,967	3,066,978

Property and equipment, at cost	4,166,557	3,784,741	3,993,509
Less: accumulated depreciation and amortization	1,422,741	1,255,805	1,334,949
Net property and equipment	2,743,816	2,528,936	2,658,560

Notes receivable, less current portion	15,311	15,218	13,349
Goodwill	756,852	756,349	756,384
Other assets, net	43,135	35,406	45,030
Total assets	$6,668,147	$6,507,876	$6,540,301

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$2,535,971	$2,302,282	$2,417,167
Self-insurance reserves	65,892	67,623	64,882
Accrued payroll	83,547	67,678	78,442
Accrued benefits and withholdings	52,984	51,330	62,946
Deferred income taxes	9,817	22,184	17,258
Income taxes payable	29,130	15,460	—
Other current liabilities	229,528	200,498	189,836
Current portion of long-term debt	—	62	25
Total current liabilities	3,006,869	2,727,117	2,830,556

Long-term debt, less current portion	1,396,868	1,396,362	1,396,615
Deferred income taxes	77,279	66,065	85,164
Other liabilities	217,146	200,751	209,548

Shareholders' equity:
Common stock, $0.01 par value:
Authorized shares – 245,000,000
Issued and outstanding shares –
99,592,091 as of June 30, 2015,
104,656,509 as of June 30, 2014, and
101,602,935 as of December 31, 2014	996	1,047	1,016
Additional paid-in capital	1,242,810	1,168,016	1,194,929
Retained earnings	726,179	948,518	822,473
Total shareholders' equity	1,969,985	2,117,581	2,018,418

Total liabilities and shareholders' equity	$6,668,147	$6,507,876	$6,540,301
Note: The balance sheet at December 31, 2014, has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by United States generally accepted accounting principles for complete financial statements.

O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014
Sales	$2,035,518	$1,847,088	$3,937,421	$3,575,031
Cost of goods sold, including warehouse and distribution expenses	976,727	896,211	1,891,671	1,746,438
Gross profit	1,058,791	950,877	2,045,750	1,828,593

Selling, general and administrative expenses	673,023	614,403	1,309,609	1,204,999
Operating income	385,768	336,474	736,141	623,594

Other income (expense):
Interest expense	(14,319)	(12,819)	(28,721)	(26,228)
Interest income	577	506	1,157	1,137
Other, net	182	637	1,295	1,255
Total other expense	(13,560)	(11,676)	(26,269)	(23,836)

Income before income taxes	372,208	324,798	709,872	599,758
Provision for income taxes	138,700	119,151	263,500	220,251
Net income	$233,508	$205,647	$446,372	$379,507

Earnings per share-basic:
Earnings per share	$2.32	$1.94	$4.42	$3.58
Weighted-average common shares outstanding – basic	100,547	105,772	101,078	105,982

Earnings per share-assuming dilution:
Earnings per share	$2.29	$1.91	$4.35	$3.52
Weighted-average common shares outstanding – assuming dilution	102,109	107,556	102,684	107,817

O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	For the Six Months Ended June 30,
	2015	2014
Operating activities:
Net income	$446,372	$379,507
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, equipment and intangibles	106,007	95,004
Amortization of debt discount and issuance costs	1,051	1,041
Excess tax benefit from stock options exercised	(32,947)	(23,849)
Deferred income taxes	(15,326)	(12,686)
Share-based compensation programs	11,304	12,137
Other	2,594	2,718
Changes in operating assets and liabilities:
Accounts receivable	(34,199)	(28,422)
Inventory	(6,186)	(87,734)
Accounts payable	118,804	245,761
Income taxes payable	79,172	39,412
Other	21,807	32,636
Net cash provided by operating activities	698,453	655,525

Investing activities:
Purchases of property and equipment	(186,531)	(194,929)
Proceeds from sale of property and equipment	1,608	789
Payments received on notes receivable	1,981	1,835
Net cash used in investing activities	(182,942)	(192,305)

Financing activities:
Principal payments on capital leases	(25)	(36)
Repurchases of common stock	(574,972)	(299,655)
Excess tax benefit from stock options exercised	32,947	23,849
Net proceeds from issuance of common stock	36,021	34,735
Net cash used in financing activities	(506,029)	(241,107)

Net increase in cash and cash equivalents	9,482	222,113
Cash and cash equivalents at beginning of the period	250,560	231,318
Cash and cash equivalents at end of the period	$260,042	$453,431

Supplemental disclosures of cash flow information:
Income taxes paid	$194,715	$189,944
Interest paid, net of capitalized interest	27,711	25,190

O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION
(Unaudited)

		For the Twelve Months Ended June 30,
Adjusted Debt to EBITDAR:		2015	2014
(In thousands, except adjusted debt to EBITDAR ratio)
GAAP debt		$1,396,868	$1,396,424
Add:	Letters of credit	50,506	47,782
	Discount on senior notes	3,132	3,638
	Six-times rent expense	1,613,664	1,545,804
Adjusted debt		$3,064,170	$2,993,648

GAAP net income		$845,047	$718,343
Add:	Interest expense	55,783	52,435
	Provision for income taxes	487,249	413,601
	Depreciation and amortization	205,208	188,502
	Share-based compensation expense	22,262	22,685
	Rent expense	268,944	257,634
EBITDAR		$1,884,493	$1,653,200

Adjusted debt to EBITDAR		1.63	1.81

	June 30,
	2015	2014
Selected Balance Sheet Ratios:
Inventory turnover (1)	1.4	1.4
Inventory turnover, net of payables (2)	44.4	13.5
Average inventory per store (in thousands) (3)	$574	$579
Accounts payable to inventory (4)	99.0%	93.5%
Return on equity (5)	41.7%	34.7%
Return on assets (6)	12.8%	11.4%

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014
Selected Financial Information (in thousands):
Capital expenditures	$95,391	$111,844	$186,531	$194,929
Free cash flow (7)	197,037	198,132	511,922	460,596
Depreciation and amortization	51,057	47,527	106,007	95,004
Interest expense	14,319	12,819	28,721	26,228
Rent expense	$68,074	$65,343	$136,012	$130,096

Store and Team Member Information:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,		For the Twelve Months Ended June 30,
	2015	2014	2015	2014	2015	2014
Beginning store count	4,433	4,216	4,366	4,166	4,257	4,087
New stores opened	34	42	101	93	215	175
Stores closed	(2)	(1)	(2)	(2)	(7)	(5)
Ending store count	4,465	4,257	4,465	4,257	4,465	4,257

	For the Three Months Ended June 30,		For the Twelve Months Ended June 30,
	2015	2014	2015	2014
Total employment	71,763	67,185
Square footage (in thousands)	32,336	30,771
Sales per weighted-average square foot (8)	$62.74	$59.88	$238.00	$227.92
Sales per weighted-average store (in thousands) (9)	$454	$433	$1,722	$1,645

(1)
Calculated as cost of goods sold for the last 12 months divided by average inventory. Average inventory is calculated as the average of inventory for the trailing four quarters used in determining the denominator.

(2)
Calculated as cost of goods sold for the last 12 months divided by average net inventory. Average net inventory is calculated as the average of inventory less accounts payable for the trailing four quarters used in determining the denominator.

(3)	Calculated as inventory divided by store count at the end of the reported period.
(4)	Calculated as accounts payable divided by inventory.
(5)
Calculated as net income for the last 12 months divided by average total shareholders' equity. Average total shareholders' equity is calculated as the average of total shareholders' equity for the trailing four quarters used in determining the denominator.

(6)
Calculated as net income for the last 12 months divided by average total assets. Average total assets is calculated as the average of total assets for the trailing four quarters used in determining the denominator.

(7)	Calculated as net cash provided by operating activities less capital expenditures for the period.
(8)
Calculated as sales less jobber sales, divided by weighted-average square footage. Weighted-average square footage is determined by weighting store square footage based on the approximate dates of store openings, acquisitions, expansions or closings.

(9)	Calculated as sales less jobber sales, divided by weighted-average stores. Weighted-average stores is determined by weighting stores based on their approximate opening, acquisition or closing dates.